Exhibit 10.6

CARTESIAN THERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
Non-employee members of the board of directors (the “Board”) of Cartesian Therapeutics, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”), as amended by the Board effective December 21, 2023 (the “Effective Date”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to stock options or restricted stock units (“RSUs”) granted pursuant to the Program. This Program shall become effective on the Effective Date.
I.CASH COMPENSATION
A.Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.
B.Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following annual retainers:
1.Chairperson of the Board or Lead Independent Director. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $30,000 for such service, and a Non-Employee Director serving as Lead Independent Director shall receive an additional annual retainer of $25,000 for such service.
2.Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $7,500 for such service.
3.Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $12,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Compensation Committee shall receive an additional annual retainer of $6,000 for such service.
4.Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Nominating and Corporate Governance

Committee shall receive an additional annual retainer of $5,000 for such service.
5.Research and Development Committee. A Non-Employee Director serving as Chairperson of the Research and Development Committee shall receive an additional annual retainer of $12,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Research and Development Committee shall receive an additional annual retainer of $6,000 for such service.
C.Payment of Retainers. The annual retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.
II.EQUITY COMPENSATION
Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2016 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board or its delegate. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options and RSUs hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan, including without limitation with respect to any stock dividend, stock split, reverse stock split or other similar event affecting the Company’s common stock that is effected prior to the Effective Date.
A.Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive an option to purchase 228,000 shares of the Company’s common stock and 178,000 RSUs on the date of such initial election or appointment, except that a Non-Employee Director serving as Lead Independent Director shall receive an option to purchase 248,000 shares of the Company’s common stock and 178,000 RSUs. The awards described in this Section II(A) shall be referred to as “Initial Awards.” Each Non-Employee Director who is providing service on January 2, 2024, shall also receive an Initial Award on such date. No Non-Employee Director shall be granted more than one Initial Award (consisting of both options and RSUs).
B.Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of grant of any award made under this Program and (ii) will continue to serve as a Non- Employee Director immediately following such date, shall be automatically granted an option to purchase 114,000 shares of the Company’s common stock and 89,000 RSUs on the first business day of each new calendar year starting with January 1, 2025, provided, however that if such Non-Employee Director will serve as Chairperson of the Board as of immediately following the date of such date of grant, such Non-Employee Director shall receive an option to purchase

120,000 shares of the Company’s common stock and 78,000 RSUs on the first business day of each new calendar year. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company's stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.
C.Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.
D.Terms of Awards Granted to Non-Employee Directors
1.Exercise Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of common stock on the date the option is granted.
2.Vesting. Each Initial Award that is an option shall vest and become exercisable in thirty-six (36) substantially equal monthly installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Initial Award that is an RSU shall vest and become exercisable in three (3) substantially equal annual installments following the date of grant, such that the Initial Award shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Subsequent Award shall vest and become exercisable on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through each such vesting date. Unless the Board otherwise determines, any portion of an Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. All of a Non-Employee Director’s Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.
3.Term. The maximum term of each stock option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.
III.COMPENSATION LIMITS

Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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